Exhibit 10.1

Final Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 5, by and between Mitchell S. Steiner, M.D. (the “Executive”), and THE FEMALE HEALTH COMPANY, a Wisconsin corporation (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company, Badger Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“FHC Delaware Sub”), Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“APP Merger Sub”), and Aspen Park Pharmaceuticals, Inc., a Delaware corporation (“APP”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of the Company with and into FHC Delaware Sub (the “Reincorporation Merger”) and the merger of APP Merger Sub with and into APP (the “APP Merger” and together with the Reincorporation Merger, the “Mergers”) pursuant to the terms and conditions of the Merger Agreement.

B. As a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Executive execute and deliver this Agreement.

C. From and after the Effective Date (as defined below), the Company desires to employ the Executive on the terms and conditions set forth herein, and the Executive desires to be employed by the Company on such terms and conditions.

AGREEMENTS

In consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of date of the closing of the Mergers provided for in the Merger Agreement (the “Effective Date”) and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of this Agreement at least 90 days’ prior to the applicable Renewal Date. If the Merger Agreement terminates for any reason before the Mergers become effective, all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term,” and the last day of the Employment Term and Executive’s employment hereunder is hereinafter referred to as the “Termination Date.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall also serve as the Vice Chairman of the Board of the Company and, if requested, as an officer or director of any Affiliate of the Company for no additional compensation. For purpose of this Agreement, an “Affiliate” of any person or entity means another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld), act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, and (b) purchase or own less than five percent of the securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office that will be located in the Miami, Florida metropolitan area; provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $375,000 (the “Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly.

4.2 Annual Bonus. For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). The Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted, and in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the fiscal year as to which such Annual Bonus is applicable. The Annual Bonus will be paid no later than two and one-half (2.5) months after the end of the Company fiscal year for which it was earned.

4.3 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Company’s equity incentive plan then in effect, as determined by the Board or the Compensation Committee, in its discretion; provided, however, that the Company shall establish an equity incentive plan for officers of the Company within one (1) year of the Effective Date.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Notwithstanding anything in this Agreement to the contrary, Executive shall be entitled to no less than 4 weeks’ paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

4.6 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.7 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason in accordance with the terms of this Section 5. Upon termination of the Executive’s employment during or at the end of the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its Affiliates.

5.1 Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause (as defined below) at any time and without prior notice during the Employment Term. For purposes of this Agreement, “Cause” shall mean any of the following: (a) the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) the Executive’s willful failure to comply with any valid and legal directive of the Board; (c) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud; (d) action taken by Executive intentionally to harm the Company; (e) the Executive’s willful misconduct, gross insubordination, fraud, misappropriation, theft, embezzlement, gross negligence, self-dealing, dishonesty, or breach of fiduciary duty; (f) the Executive’s misuse or intentional damage of property belonging to the Company, as well as disclosure of confidential, trade secret or proprietary information; or (g) any material, uncured violation by the Executive of any written Company policy or any provision of this Agreement.

5.2 Termination by the Company due to Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term. In addition, if, during the course of employment, the Executive shall become permanently incapacitated because of physical or mental disability as described below, the Company shall have the right to terminate this Agreement upon written notice to the Executive of its intention to do so. The Executive shall be considered permanently incapacitated whenever the Executive, with or without reasonable accommodations, is unable because of physical or mental disability to perform the Executive’s essential job functions (a “Disability”). A determination of Disability shall be made in accordance with the standards of the Americans With Disabilities Act and applicable state disability law. The Company will comply with its obligations under state and federal disability law in interpreting this Section.

5.3 Non-Renewal or Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause during the Employment Term and not due to Death or Disability pursuant to Section 5.2, provided it gives the Executive 30 days prior written notice (“Notice Period”), or the Company may elect not to renew or extend the Employment Term beyond any Renewal Date, and in either case the Company shall pay the Executive continued Base Salary for one year (“Separation Without Cause Payment”), payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, and shall pay for Executive’s continued medical and dental insurance coverage under COBRA for Executive and his dependents for one year (“Health Insurance Continuation”); provided, however, if the Company determines that it cannot continue such payments without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or incurring penalties or experiencing adverse tax consequences, the Company shall pay directly to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his and his covered dependents’ group medical and dental insurance coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage), plus 25% thereof. Payment by the Company of the Separation Without Cause Payment and the Health Insurance Continuation shall be subject to the Executive’s compliance with Section 6, Section 7, Section 8, Section 9, Section 11 and Section 12 of this Agreement and his execution of a release of claims (the “Release”) in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company, which Release must be executed and become effective within sixty (60) days following the Termination Date, and payment of the Health Insurance Continuation shall be subject to the Executive’s execution of an appropriate COBRA election form for himself and his dependents within sixty (60) days following the Termination Date. The Separation Without Cause Payment and Health Insurance Continuation shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the Termination Date occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier that January 1st of such subsequent calendar year. The provision of payments and benefits pursuant to this Section shall also be subject to the terms and conditions set forth in Section 20 hereof. The Company’s obligation to pay the Separation Without Cause Payment and Health Insurance Continuation will automatically terminate if the Executive breaches Section 6, Section 7, Section 8, Section 9, Section 11 or Section 12 of this Agreement.

5.4 Termination by the Executive With or Without Good Reason. The Executive may terminate his employment with the Company at any time and without Good Reason (as defined below) during the Employment Term, provided Executive gives the Company 30 days’ prior written notice. The Executive may terminate his employment with the Company at any time for Good Reason during the Employment Term, provided Executive gives the Company written notice of such Good Reason within 60 days of the occurrence of the Good Reason event, and 30 days to cure such Good Reason if cure is reasonably possible. If after such 30-day period the Company has not cured such Good Reason, the Executive may terminate his employment hereunder for Good Reason and the Company shall pay Executive the Separation Without Cause Payment and Health Insurance Continuation, subject to Executive’s provision of a Release to the Company as set forth in Section 5.3 hereof. For purposes of this Agreement, “Good Reason” shall mean any of the following: (a) a material diminution in the Executive’s title, duties, responsibilities, or authority as described in Section 2 of this Agreement; (b) a reduction in the Executive’s Base Salary; (c) relocation of the Company’s headquarters from the Miami, Florida metropolitan area without the Executive’s consent; or (d) the Company’s material breach of this Agreement.

5.5 Payments Upon Termination. The Executive shall receive the following regardless of the reason for his termination and regardless of whether the termination was initiated by the Company or by the Executive: (a) the Executive’s then current Base Salary for work performed and benefits accrued during the period prior to the Executive’s separation from the Company; and (b) any accrued but unpaid expense reimbursements pursuant to Section 4.7. Upon termination, Executive shall not be eligible for any additional payments, other than instances in which the Executive satisfies the requirements for the Separation Without Cause Payment and Health Insurance Continuation described in Sections 5.3 and 5.4, or in connection with any benefit, bonus or equity plan that provides for payments or benefits upon or in connection with any termination of employment.

5.6 Continuing Obligations. The termination of the Executive’s employment regardless of the reason for his termination and regardless of whether the termination was initiated by the Company or by the Executive shall not release the Executive from any of Executive’s obligations and restrictions which by their nature survive termination of this Agreement, including, but not limited to, those described in Section 6, Section 7, Section 8, Section 9, Section 11 and Section 12 of this Agreement.

6. Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

6.1 Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company, its subsidiaries or their respective businesses, or of any other person or entity that has entrusted information to the Company or any of its subsidiaries in confidence. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure by the Executive; provided that, such public availability was not caused by the Executive or person(s) acting on the Executive’s behalf in breach of this Agreement.

6.2 Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company and its subsidiaries have invested, and continue to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in its areas of business. The Executive understands and acknowledges that as a result of these efforts, the Company and its subsidiaries have created, and continue to use and create Confidential Information. This Confidential Information provides the Company and its subsidiaries with a competitive advantage over others in the marketplace.

6.3 Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company or its subsidiaries) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and its subsidiaries and, in any event, not to anyone outside of the direct employ of the Company or any of its subsidiaries except as required in the performance of the Executive’s authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company or its subsidiaries, except as required in the performance of the Executive’s authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company)

and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7. Restrictive Covenants.

7.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company and its subsidiaries. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

7.2 Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the a period of one year after the Employment Term, to run consecutively, beginning on the last day of the Executive’s employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity anywhere. For purposes of this Agreement, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company or any of its subsidiaries (including, without limitation, APP from and after the effective time of the APP Merger), including those engaged in the business of developing, commercializing, selling or distributing pharmaceutical products or other therapies for prostate cancer, male hypogonadism or male sexual dysfunction or the business of selling or distributing female condoms. Prohibited Activity also includes activity that requires or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information. Nothing herein shall prohibit the Executive from purchasing or owning less than 5% of the securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

7.3 Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or any of its subsidiaries during a period of one year, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

7.4 Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Customer Information of the Company and its subsidiaries. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, during a period of one year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with any of the current, former or prospective customers of the Company or any of its subsidiaries for purposes of offering or accepting goods or services competitive with those offered by the Company or any of its subsidiaries.

8. No Affiliation with OpKo. The Executive acknowledges that (a) the Executive has a prior affiliation with OpKo Health, Inc. (“OpKo”), and (b) in connection with its willingness to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the Company is relying in part on the full-time availability of the Executive to perform his duties under this Agreement and his ceasing to be affiliated with OpKo or any of its Affiliates. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, the Executive agrees that from the date of the closing of the Mergers until the third-anniversary of the Effective Date, he shall not, directly or indirectly, either individually or as an employee, officer, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant, representative or in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in OpKo or any of its Affiliates; provided that the Executive may continue to have an equity interest in OpKo. If the Executive breaches his obligations in this Section 8, the Executive shall pay to the Company an amount equal to (i) $4,000,000 if such breach occurs before the first anniversary of the Effective Date, (ii) 50% of $4,000,000 if such breach occurs before the second anniversary of the Effective Date and (iii) 25% of $4,000,000 if such breach occurs on or before the third anniversary of the Effective Date (such amount, as applicable, the “Liquidated Damages”). The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the Executive’s harm caused by a breach of this Section 8 would be impossible or very difficult to accurately estimate at the time of contract, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from such a breach.

9. Non-Disparagement. The Executive agrees and covenants that he will not at any time, except as necessary in the performance of his duties and responsibilities hereunder, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or any of its subsidiaries or their respective businesses, or any of their respective employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

10. Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, in the event of a final, non-appealable adjudication of a breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, 33% of the Executive’s Escrow Shares (as defined in the Merger Agreement) and all of the Executive’s outstanding stock options and other unvested equity awards shall be forfeited and the Company shall be entitled to recover from the Executive the Company’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement. The rights and remedies of the Company set forth in this Section 10 or elsewhere hereunder are cumulative to, and not exclusive of, any rights or remedies which the Company would otherwise have at law, in equity, by statute or pursuant to any other provisions of this Agreement.

11. Proprietary Rights.

11.1 Work Product. The Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

11.2 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

11.3 Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

12. Security.

12.1 Security and Access. The Executive agrees and covenants (a) to comply with all written Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the

Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

12.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

13. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of his employment by the Company, for all legitimate commercial and business purposes of the Company without further consent from or royalty, payment or other compensation to the Executive.

14. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Florida, county of Dade. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In any action, suit or proceeding relating to the interpretation and/or enforcement of this Agreement, the non-prevailing party in any such matter shall pay the fees and costs (including reasonable attorneys and experts fees) of the prevailing party.

15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

16. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. Section 409A.

20.1 General Compliance. This Agreement is intended to comply with Internal Revenue Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

20.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”) . The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

21. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including to FHC Delaware upon consummation of the Reincorporation Merger. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

1. If to the Company:	The Female Health Company 515 N. State Street, Suite 2225 Chicago, IL 60654 Attention: Chief Executive Officer Email: OBAOL@femalehealthcompany.com Facsimile: 312-595-9122

With a copy to (which shall not constitute note):	Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 1700 Milwaukee, WI 53202 Attention: James M. Bedore, Esq. Email: jbedore@reinhartlaw.com Facsimile: (414) 298-8097

If to Executive:	Mitchell S. Steiner, M.D. 2600 Forest Hill Rd. Germantown TN 38139

24. Representations of the Executive. The Executive represents and warrants to the Company that:

24.1 The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

24.2 The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE FEMALE HEALTH COMPANY

By	/s/ O.B. Parrish
	Name:	O.B. Parrish
	Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Mitchell S. Steiner

Print Name:	Mitchell S. Steiner, M.D.

[Signature page to Employment Agreement - Steiner]